                              PLAN OF CONVERSION
                                      OF
                              CITIZENS BANK, FSB
                           SALISBURY, NORTH CAROLINA

                       FROM MUTUAL TO STOCK ORGANIZATION

I.   GENERAL

     On September 1, 1998, the Board of Directors of Citizens Bank, FSB, Salisbury, North Carolina (the "Savings Bank") adopted a Plan of Conversion pursuant to which the Savings Bank will convert from a federal-chartered mutual savings bank to a federal-chartered capital stock savings bank and simultaneously become a wholly-owned subsidiary of Innes Street Financial Corporation, a savings and loan holding company organized under North Carolina law.

     This Plan is subject to the prior approval of the Office of Thrift Supervision, Department of the Treasury, and must be adopted by the affirmative vote of the members of the Savings Bank holding not less than a majority of the total outstanding votes eligible to be cast.

II.  DEFINITIONS

     As used in this Plan, the terms set forth below have the following meanings:

     A. Acting in Concert: Persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or interdependent conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Conversion Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     B. Actual Purchase Price: The actual price per share, determined as provided in Article VI hereof, at which the shares of common stock of the Holding Company will be issued and sold by the Holding Company to subscribers.

     C. Affiliate: The term "affiliate" of, or a person "affiliated with," a specified person, means a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     D. Aggregate Valuation Range: The range of value for the aggregate number of shares of common stock of the Holding Company to be offered in the Conversion, which range is established pursuant to Article VI hereof and which shall be from a low of 15 percent (15%) below the estimated aggregate pro forma market value of the Savings

Bank and the Holding Company to a high of 15 percent (15%) above the estimated aggregate pro forma market value of the Savings Bank and the Holding Company, as such range may be amended from time to time by an independent appraiser.

     E. Amended Charter: The Savings Bank's federal stock savings bank charter in the form permitted by the OTS.

     F. Applications: The Savings Bank's Application for Approval of Conversion (Form AC) and the Holding Company's Application H-(e)1-S, including amendments thereto, as filed with the OTS pursuant to the Regulations.

     G. Associate: The term "Associate," when used to indicate a relationship with any Person, means (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director of the Savings Bank, the Holding Company or any parent or subsidiary of the Savings Bank or of the Holding Company; (ii) any corporation or organization (other than the Savings Bank, the Holding Company or a majority-owned subsidiary of the Savings Bank or the Holding Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, excluding any tax-qualified employee stock benefit plans.

     H. Charter: The federal mutual savings bank charter of Citizens Bank, FSB.

     I. Community Offering: The offering for sale of shares of Conversion Stock to the general public, subsequent to termination of the Subscription Offering, with priority given to natural persons and trusts of natural persons residing in the Local Community (including Retirement Accounts established for the benefit of natural persons who are residents of such area).

     J. Conversion: The conversion of the Savings Bank to a federal-chartered stock savings bank, the deposit accounts of which will be insured by the SAIF of the FDIC, pursuant to, and in accordance with, the Regulations, the Plan and the Applications.

     K. Conversion Stock: The shares of common stock of the Holding Company to be issued and sold in the Conversion.

     L. Converted Savings Bank: Citizens Bank, FSB, the federal capital stock savings bank resulting from the Conversion.

     M.   Director:   A member of the Board of Directors of the Savings Bank,
the Converted Savings Bank or the Holding Company (as applicable).

     N.   Eligibility Record Date:  The close of business on December 31, 1996.

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     O.   Eligible Account Holder:  The holder of a Qualifying Deposit on the
Eligibility Record Date, with the beneficial owner of a Retirement Account being deemed the holder thereof.

     P. ESOP: The Savings Bank's tax-qualified Employee Stock Ownership Plan adopted by the Board of Directors of the Savings Bank to be effective upon consummation of the Conversion.

     Q. Executive Officer: An officer of the Savings Bank, the Converted Savings Bank or the Holding Company (as applicable) performing a policy-making function for such entity.

     R.   FDIC:  The Federal Deposit Insurance Corporation.

     S. First Priority Community Subscribers: Natural persons and trusts of natural persons residing in the Local Community, including Retirement Accounts established for the benefit of natural persons residing in the Local Community.

     T. Holding Company: The North Carolina corporation under the name of Innes Street Financial Corporation which, upon completion of the Conversion, will become a savings and loan holding company owning all of the outstanding capital stock of the Converted Savings Bank.

     U. Liquidation Account: That account established by the Converted Savings Bank pursuant to Article XI of this Plan.

     V.   Local Community:  Iredell and Rowan Counties in North Carolina.

     W. Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at its quoted prices with other brokers or dealers.

     X. Members: All persons or entities who qualify as members of the Savings Bank pursuant to its Charter and bylaws prior to the Conversion, including beneficial owners of Retirement Accounts at the Savings Bank.

     Y.   OTS:  Office of Thrift Supervision, Department of the Treasury.

     Z. Order Forms: The order forms to be used to subscribe for Conversion Stock in the Subscription and Community Offerings pursuant to the Plan.

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     AA.  Other Members: As of the Voting Record Date, holders of Savings
Accounts at the Savings Bank (other than Eligible Account Holders and Supplemental Eligible Account Holders, with the beneficial owners of Retirement Accounts being deemed the holders of such accounts.

     BB. Person: An individual, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization, or a government or political subdivision thereof.

     CC. Plan: This Plan of Conversion and any duly adopted amendments thereto.

     DD. Prospectus: The document containing information about and a description of the Savings Bank, the Holding Company, this Plan and the process of issuing the Conversion Stock, which will be distributed to the Members in the Subscription Offering and which may be distributed to the general public in the Community Offering and Syndicated Community Offering.

     EE. Proxy Statement: The written information distributed by the Savings Bank to the Members in its solicitation of their votes in connection with consideration of the Plan at the Special Meeting, which written information may be in summary form.

     FF. Qualifying Deposit: A balance of $50 or more in any Savings Account in the Savings Bank as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable. Each deposit account which is deemed to be a separate account for purposes of FDIC insurance shall be deemed to be a separate account for purposes of determining whether a Qualifying Deposit exists.

     GG.  Regulations:  The Rules and Regulations of the OTS set forth in 12 CFR
Part 563b.

     HH. Retirement Accounts: Individual retirement accounts, Keogh savings accounts or similar retirement accounts.

     II.  SAIF:  The Savings Association Insurance Fund of the FDIC.

     JJ. Savings Accounts: Withdrawable deposits, certificates or other savings and deposit accounts of the Savings Bank, including money market deposit accounts and negotiable order of withdrawal accounts, held by Members. Each such deposit, certificate or other deposit account which is deemed to be a separate account for FDIC insurance shall be deemed to be a separate Savings Account for purposes of the Plan.

     KK. Savings Bank: Citizens Bank, FSB, Salisbury, North Carolina, a federal-chartered mutual savings bank.

     LL.  SEC:  The Securities and Exchange Commission.

     MM. Special Meeting: The Special Meeting of Members called for the purpose of considering approval of the Plan.

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     NN.  Subscription Offering:  The offering of shares of Conversion Stock to
Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and Directors, officers and employees of the Savings Bank pursuant to the Plan.

     OO. Subscription Rights: Non-transferable, non-negotiable, personal rights distributed, without payment, to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and Directors, officers and employees of the Savings Bank to subscribe for shares of Conversion Stock in the Subscription Offering pursuant to the Plan.

     PP. Supplemental Eligibility Record Date: The last day of the calendar quarter preceding the approval of the Applications by the OTS, if the establishment of such date is required by the Regulations.

     QQ. Supplemental Eligible Account Holder: The holder of a Qualifying Deposit (other than an Executive Officer or Director of the Savings Bank or any Associate of such Person), on the Supplemental Eligibility Record Date, except a Director, an Executive Officer, or Associate of such Director or Executive Officer, with the beneficial owner of a Retirement Account being deemed the holder thereof.

     RR. Syndicated Community Offering: The offering for sale of shares of Conversion Stock to the general public through a syndicate of registered broker-dealers to be formed and managed by the sales agent in the Subscription Offering and Community Offering.

     SS. Voting Record Date: The date fixed by the Board of Directors of the Savings Bank for determining Members entitled to vote at the Special Meeting.

III. STEPS PRIOR TO SUBMISSION OF PLAN OF CONVERSION TO THE MEMBERS FOR APPROVAL

     Prior to submission of the Plan to the Members of the Savings Bank for approval, the Savings Bank must receive OTS approval of the Applications. The following steps must be taken prior to such regulatory approvals:

     A. The Board of Directors of the Savings Bank and the Board of Directors of the Holding Company shall adopt and approve the Plan by the affirmative vote of not less than two-thirds of its members.

     B. The Savings Bank shall notify its members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in the communities in which the Savings Bank maintains offices or by mailing a letter to each of its Members.

     C. Copies of the Plan shall be made available for inspection at each office of the Savings Bank.

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

     D. The Savings Bank and the Holding Company shall submit the requisite number of copies of the Applications to the OTS. Immediately upon filing of the Applications with the OTS, the Savings Bank shall publish a "Notice of Filing of an Application for Conversion To Convert To A Stock Savings Bank" in a newspaper of general circulation in each community in which the Savings Bank maintains an office. The Savings Bank also shall prominently display a copy of such notice in each of its offices.

     E. The Savings Bank shall obtain an opinion of counsel or tax advisor or a favorable ruling from the Internal Revenue Service and the North Carolina Department of Revenue to the effect that the Conversion of the Savings Bank from a federal-chartered mutual savings bank to a federal-chartered capital stock savings bank, the sale of the Conversion Stock to subscribers in the Subscription, Community and Syndicated Community Offerings and the issuance of the shares of common stock of the Converted Savings Bank to the Holding Company, all in accordance with the terms of the Plan, should not result in any gain or loss for federal or North Carolina income tax purposes, to the Savings Bank, the Converted Savings Bank, the Holding Company or the Members of the Savings Bank. Receipt of an opinion or favorable rulings is a condition precedent to completion of the Conversion.

     F. The Holding Company shall file a registration statement with the SEC with respect to the Conversion Stock to be offered pursuant to the Plan and such registration statement shall be declared effective.

IV.  MEETING OF MEMBERS

     Upon receipt of OTS approval of the Applications, a Special Meeting of the Members of the Savings Bank shall be scheduled in accordance with the Savings Bank's bylaws for the purpose of voting on approval of the Plan. Promptly after receipt of OTS approval and at least 20 days, but not more than 45 days, prior to the Special Meeting, the Savings Bank will distribute proxy solicitation materials to all Members as of the Voting Record Date. The proxy materials will include the Proxy Statement and the Prospectus and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan.

     At the Special Meeting, an affirmative vote of not less than a majority of the total votes entitled to be cast by the Savings Bank's Members will be required for approval of the Plan. Voting may be in person or by proxy. The OTS shall be promptly notified of the results of the vote of the Members at the Special Meeting.

V.   PROCEDURE

     The Conversion Stock shall be offered for sale in the Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and Directors, officers and employees of the Savings Bank. The Subscription Offering may commence concurrently with or during the solicitation of proxies for the Special Meeting. The Community

                                       6
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Offering may commence at any time following commencement of the Subscription
Offering. The Syndicated Community Offering, if any, may commence concurrently with or during the Community Offering or as promptly thereafter as is practicable. The Subscription Offering may be closed before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting.

     The period for the Subscription Offering shall not be less than 20 days nor more than 45 days. Any unsubscribed shares of Conversion Stock are to be offered for sale to the general public in the Community Offering with priority being given to natural persons and trusts of natural persons residing in the Local Community, including Retirement Accounts established for the benefit of natural persons who reside in such area. The Community Offering may commence, subject to the availability of shares, at any time following commencement of the Subscription Offering. Any shares of Conversion Stock offered but not subscribed for in the Subscription and Community Offerings may, in the discretion of the Savings Bank and the Holding Company, be offered for sale in the Syndicated Community Offering. Completion of the sale of all shares of Conversion Stock not sold in the Subscription Offering shall occur within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Savings Bank and the Holding Company with the approval of the OTS. The Boards of Directors of the Savings Bank and the Holding Company may seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. In connection with any such extension, subscribers shall be permitted to increase, decrease or rescind their subscriptions to the extent required by the OTS in approving the extensions. As provided in Article XIII hereof, completion of the sale of all shares of Conversion Stock must occur in any event within 24 months after the date of the Special Meeting.

VI.  STOCK OFFERING

     A.   Purchase Price and Number of Shares of Conversion Stock
          -------------------------------------------------------

     The total number of shares and the subscription price per share of the Conversion Stock being issued and sold by the Holding Company in the Conversion will be determined by the Holding Company. The aggregate purchase price at which all shares of the Conversion Stock will be sold in the Conversion will be based upon the estimated pro forma market value of the Converted Savings Bank and the Holding Company, as determined by an independent valuation. The aggregate purchase price will be within the Aggregate Valuation Range as stated in the approval or amended approval of the Plan by the OTS; provided, however, that with the consent of the OTS, the aggregate purchase price of the Conversion Stock sold may be increased to up to 15% above the maximum of the Aggregate Valuation Range, without any resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering. The appraisal will be made by an investment banking or financial consulting firm selected by the Savings Bank and which is experienced and expert in the area of savings institution appraisals. Such appraisal will be updated prior to the commencement of the Subscription Offering, if necessary, and will be further updated upon completion of the later of the Subscription Offering, the Community Offering or the Syndicated Community Offering.

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     The Holding Company may issue an additional 3% of the total number of shares of Conversion Stock sold under certain circumstances involving an improper allocation of shares in the Conversion.

     The Actual Purchase Price per share at which the Conversion Stock will be offered to subscribers in the Subscription, Community and Syndicated Community Offerings will be determined by the Holding Company immediately prior to the commencement of the Subscription Offering. All shares of Conversion Stock sold in the Conversion will be sold at the same price per share.

     B.   Method of Offering Shares
          -------------------------

     On the date Order Forms are mailed, Subscription Rights to purchase shares will be issued at no cost to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders (if applicable), Other Members, and Directors, officers and employees of the Savings Bank pursuant to priorities established by this Plan and the Regulations. With respect to Eligible Account Holders, Supplemental Eligible Account Holders and Voting Members who are beneficial owners of Retirement Accounts, such persons have the right to exercise Subscription Rights only to the extent Subscription Rights granted with respect to such Retirement Accounts are not exercised directly by such Retirement Accounts. Each subscriber shall purchase the number of whole shares indicated on the Order Form of such subscriber, subject to the purchase limitations set forth herein, and any excess amounts shall be refunded. To the extent that shares are available, no subscriber will be allowed to purchase Conversion Stock having an aggregate purchase price of less than $500.

     The priorities established by applicable Regulations for the purchase of shares are as follows:

     1.   Category No. 1:  Eligible Account Holders

     Each Eligible Account Holder shall receive, without payment, nontransferable Subscription Rights to purchase an amount of Conversion Stock equal to the greater of the maximum purchase limitation set forth in Section D.1 of this Article, or one-tenth of one percent (.10%) of the total offering of Conversion Stock, or 15 times the product (rounded to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Converted Savings Bank. The Subscription Rights of Eligible Account Holders are subordinate to the limited priority rights of the ESOP as set forth in this Article VI.

     In the event of an oversubscription for the Conversion Stock among Eligible Account Holders, shares shall be allocated among Eligible Account Holders as follows. The Conversion Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase the lesser of (a) the number of shares for which such Eligible Account Holder subscribed, or (b) 100 shares. Any shares remaining after

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that allocation shall be allocated among subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of Qualifying Deposits of each such Eligible Account Holder bears to the total amount of Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle described above until all available shares have been allocated or all subscriptions satisfied. All computations shall be rounded down to the nearest whole share.

     2.   Category No. 2:  ESOP

     The ESOP shall receive, without payment, nontransferable Subscription Rights to purchase a number of shares of Conversion Stock equal to eight percent (8%) of the total number of shares of Conversion Stock offered and sold in the Conversion. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category No. 1 above; provided, however, that notwithstanding any other provision of this Plan to the contrary, the ESOP shall have a first priority Subscription Right to the extent that the total number of shares of Holding Company Conversion Stock sold in the Conversion exceeds the maximum of the appraisal range as set forth in the subscription prospectus.

     3.   Category No. 3:  Supplemental Eligible Account Holders

     In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment of the Applications filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder of the Savings Bank shall receive, without payment, nontransferable Subscription Rights to purchase an amount of Conversion Stock equal to the greater of the maximum purchase limitation set forth in Section D.1 of this Article, or one-tenth of one percent (.10%) of the total offering of Conversion Stock, or 15 times the product (rounded to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Converted Savings Bank. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category Nos. 1 and 2. Any Subscription Rights received by an Eligible Account Holder in accordance with Category No. 1 shall reduce, to the extent thereof, the Subscription Rights to be distributed to such account holder pursuant to this Category.

     In the event of an oversubscription for the Conversion Stock, shares shall be allocated among the Supplemental Eligible Account Holders as follows. The Conversion Stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase the lesser of (including the number of shares, if any allocated in accordance with Category No. 1) (a) the number of shares for which such Supplemental Eligible Account Holder subscribed, or (b) 100 shares. Any shares remaining after

                                       9
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that allocation shall be allocated among subscribing Supplemental Eligible
Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposits of each such Supplemental Eligible Account Holder bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle described above until all available shares have been allocated or all subscriptions satisfied. All computations shall be rounded down to the nearest whole share.

     4.   Category No. 4:  Other Members

     Each Other Member shall receive, without payment, nontransferable Subscription Rights to purchase an amount of Conversion Stock equal to the greater of the maximum purchase limitation set forth in Section D.1 of this Article or one-tenth of one percent (.10%) of the total offering of Conversion Stock. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category Nos. 1-3.

     In the event of an oversubscription for shares of Conversion Stock under this Category, the Conversion Stock available shall be allocated among the subscribing Other Members whose subscriptions are not satisfied in the proportion that the number of votes eligible to be cast by each such Other Member at the Special Meeting bears to the total number of votes eligible to be cast by all Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Other Member, the excess shall be reallocated (one or more times as necessary) among those Other Members whose subscriptions are still not satisfied on the same principle described above until all available shares have been allocated or all subscriptions satisfied. All computations shall be rounded down to the nearest whole share.

     5.   Category No. 5: Directors, Officers and Employees

     Each Director and officer of the Savings Bank, and each employee of the Savings Bank, as of the date of the commencement of the Subscription Offering shall receive, without payment, Subscription Rights to purchase an amount of Conversion Stock equal to the maximum purchase limitation set forth in Section
D.1 of this Article. Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received pursuant to Category Nos. 1-4. Any Subscription Rights received by a Director, officer or employee in accordance with Category Nos. 1, 3, or 4 shall reduce, to the extent thereof, the Subscription Rights to be distributed to such Director, officer or employee pursuant to this Category. The total number of shares of Conversion Stock which may be purchased under this Category may not exceed 21% of the total number of shares to be issued.

     In the event of an oversubscription for shares of Conversion Stock under this Category, the shares available shall be allocated among the subscribing Directors, officers and employees of the

                                      10
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Savings Bank whose subscriptions are not satisfied pro rata on the basis of the amounts of their respective subscriptions. All computations shall be rounded down to the nearest whole share.

     6.   Category No. 6: Community Offering

     Any shares of Conversion Stock not purchased through the exercise of Subscription Rights received pursuant to Category Nos. 1-5 above may be sold to the general public in a Community Offering. The Community Offering may commence, subject to the availability of shares, at any time following commencement of the Subscription Offering and may terminate at any time thereafter. The Community Offering must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Savings Bank and the Holding Company with the approval of the OTS.

     The Savings Bank and the Holding Company may accept or reject, in whole or in part, orders received in the Community Offering in their sole discretion.

     In the event that subscriptions by subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then

     (i) subscriptions of First Priority Community Subscribers will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by the Savings Bank and the Holding Company),

     (ii) then subscriptions of other subscribers in the Community Offering will be filled up to applicable purchase limitations (to the extent such subscriptions are not rejected by the Savings Bank and the Holding Company).

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Conversion Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by the Savings Bank and the Holding Company in the entire amount of such order up to a number of shares no greater than the number which would have an aggregate purchase price of $600,000, which number shall be determined by the Board of Directors of the Savings Bank prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the Community Offering, in the event shares are available for subscribers in such category but there is an oversubscription within such category. All computations shall be rounded down to the nearest whole share.

     The Conversion Stock to be offered in this Category No. 6 will be offered and sold, in accordance with OTS regulations, in a manner that will achieve the widest distribution of such stock.

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

     7.   Category No. 7:  Syndicated Community Offering

     If necessary, all shares of Conversion Stock not purchased in the Subscription and Community Offerings, if any, may, at the option of the Savings Bank and Holding Company, be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers to be formed and managed by the sales agent in the Subscription and Community Offerings. The Holding Company and Savings Bank have the right to reject orders, in whole or part, in their sole discretion in the Syndicated Community Offering. During the Syndicated Community Offering, shares of Conversion Stock will be sold subject to such conditions, terms and procedures as may be determined by the Holding Company and the Savings Bank. Shares of Conversion Stock sold in the Syndicated Community Offering will be sold in a manner calculated to achieve the widest distribution of Conversion Stock.

     The Syndicated Community Offering may close as early as the Community Offering, or thereafter at the discretion of the Savings Bank and the Holding Company. The Syndicated Community Offering may run concurrently with the Community Offering or subsequent to such offering.

     D.   Additional Limitations Upon Purchases of Shares of Conversion Stock

     The following additional limitations and exceptions shall apply to all purchases of Conversion Stock in the Conversion:

     1. The aggregate purchase price of shares of Conversion Stock purchased by any Person (or Persons exercising Subscription Rights through a single account) together with all Associates thereof, or a group of Persons acting in concert, shall not exceed $600,000 (which limit may be decreased or increased by the Board of Directors of the Savings Bank in accordance with Section D.4 of this Article) provided, however, that the ESOP may purchase in the aggregate a number of shares not more than eight percent (8%) of the total number of shares of Conversion Stock offered and sold in the Conversion. Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person.

     2. The Boards of Directors of the Savings Bank and Holding Company will not be deemed to be Associates or a group acting in concert solely as a result of membership on the Boards of Directors.

     3. Directors and Executive Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 32% of the Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include the ESOP. Moreover, any shares attributable to the Directors and Executive Officers and their Associates, but held by the ESOP shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

     4. To the extent that Conversion Stock is available, no subscriber will be allowed to purchase less than 15 shares of Conversion Stock.

     5. Either before or subsequent to approval of the Plan by the Members and prior to consummation of the sale of the Conversion Stock, the Board of Directors of the Savings Bank may, in its sole discretion, (i) increase the maximum purchase limitations set forth in Sections D.1 of this Article to an amount not greater than ten percent (10%) of the aggregate purchase price of shares of Conversion Stock offered and sold in the Conversion or (ii) reduce such maximum purchase limitations to an amount not less than one percent (1%) of the aggregate purchase price of shares of Conversion Stock offered and sold in the Conversion, each without further approval of the Members; provided, however, that orders for Conversion Stock exceeding 5% of the Conversion Stock to be sold in the Conversion shall not exceed, in the aggregate, 10% of the Conversion Stock to be sold in the Conversion.

     6. Each person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation.

     7. Subscription Rights to purchase the Conversion Stock received by Executive Officers and Directors of the Savings Bank and their Associates, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights to purchase the Conversion Stock pursuant to Category No. 1.

     E.   Restrictions on and Other Characteristics of Stock Being Sold

     1. Transferability. Conversion Stock purchased by Directors or Executive Officers of the Converted Savings Bank shall not be sold or otherwise disposed of for value for a period of not less than one year from the date of purchase, except for any disposition of such shares following the death of the original purchaser.

     The Conversion Stock issued by the Holding Company to Directors and Executive Officers of the Converted Savings Bank shall bear a legend giving appropriate notice of the one-year holding period restriction. This legend will state as follows:

     The shares of stock evidenced by this Certificate may not be sold, except in the event of the death of the registered holder, for a period of one year from the date of this certificate.

     In addition, the Holding Company shall give appropriate instructions to the transfer agent with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares subsequently issued as a stock dividend, stock split, or otherwise with respect to any such restricted stock, shall be subject to the same holding period restrictions for Directors and Executive Officers of the Converted Savings Bank as may be then applicable to such restricted stock.

     No Director, Executive Officer or Associate of a Director or Executive Officer of the Converted Savings Bank shall purchase any outstanding shares of common stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the OTS, except (a) through a broker or dealer registered with the SEC or (b) in a "negotiated transaction" involving more than one percent of the then outstanding shares of capital stock of the Holding Company or (c) through the purchase of common stock made by and held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of the Converted Savings Bank or the Holding Company which may be attributable to Executive Officers or Directors. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on his or her behalf and the purchaser or his or her investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

     2. Repurchase and Dividend Rights. Except as permitted by applicable regulations, for a period of three years following the Conversion, the Converted Savings Bank shall not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Converted Savings Bank. A repurchase of qualifying shares of a Director shall not be deemed to be a repurchase for purposes of this limitation.

     Also, the Converted Savings Bank may not declare or pay a cash dividend on or repurchase any of its stock (i) if the result thereof would be to reduce the regulatory capital of the Converted Savings Bank below the amount required for the liquidation account to be established pursuant to Section XI hereof, and
(ii) except in compliance with requirements of Section 563.134 of the Regulations.

     The above limitations are subject to Section 563b.3(g)(3) of the Regulations, which generally provides that the Converted Savings Bank may repurchase its capital stock provided (i) no repurchase occur within one year following conversion, (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Savings Bank's outstanding capital stock during a twelve-month period without OTS approval, (iii) the repurchases do not cause the Savings Bank to become undercapitalized, and (iv) the Savings Bank provides notice to the OTS at least 10 days prior to the commencement of a repurchase program and the OTS does not object. In addition, the above limitations shall not preclude payments of dividends or repurchases of capital stock by the Converted Savings Bank in the event applicable federal regulatory limitations are liberalized or waived by the OTS subsequent to OTS approval of the Plan.

     3. Voting Rights. After the Conversion, holders of Savings Accounts and obligors on loans will not have voting rights in the Converted Savings Bank. Exclusive voting rights shall be vested in the Holding Company as the owner of all of the capital stock of the Converted Savings Bank. Each holder of common stock of the Holding Company will be entitled to vote on any matter coming before the stockholders of the Holding Company for consideration and will be entitled to one vote for each share of common stock of the Holding Company owned by such stockholder.

     F.   Mailing of Offering Materials and Collation of Subscriptions

     After (i) approval of the Applications by the OTS and (ii) the SEC's declaration of the effectiveness of the registration statement containing the Prospectus, the Holding Company shall distribute the Prospectus and Order Forms for the purchase of shares to holders of Subscription Rights in accordance with the terms of the Plan.

     As set forth in the Prospectus, each such recipient of an Order Form will be given a period of not less than 20 days nor more than 45 days from the date of mailing, unless extended, to properly complete, execute and return the Order Form to the Savings Bank on behalf of the Holding Company. Self-addressed, postage-paid return envelopes will accompany these forms when mailed. The Savings Bank will collate the returned executed forms upon completion of the subscription period. Failure of any eligible subscriber in the Subscription or Community Offerings to return a properly completed and executed Order Form with full payment for all shares subscribed for within the prescribed time limits shall be deemed a waiver and a release by such person of any rights to purchase shares hereunder.

     The Savings Bank may require a Person to provide evidence satisfactory to the Savings Bank that such Person qualifies as an Eligible Account Holder, Supplemental Eligible Account Holder, Other Member, or First Priority Community Subscriber, as the case may be. All determinations as to whether a Person qualifies to purchase in a particular category shall be made by the Savings Bank in its sole discretion and shall be final and conclusive.

     In the event the Savings Bank's Board of Directors determines that a subscriber (i) has submitted false or misleading information on his or her Order Forms or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Conversion Stock in violation of provisions of the Plan or (iii) fails to cooperate with attempts by the Savings Bank or the Holding Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber.

     G.   Method of Payment

     Payment for all shares of Conversion Stock subscribed for in the Subscription and Community Offerings may be made in cash, if delivered in person, by check or money order, or if the subscriber has a Savings Account (other than a demand deposit or NOW account), by withdrawal authorization from the Savings Account for the purchase amount. Unless payment is to be made by withdrawal from a Savings Account, it shall accompany the Order Forms. Notwithstanding the foregoing, the ESOP shall not be required to make payment for shares subscribed for until the date set for consummation of the Conversion, provided that, at the time the ESOP submits its Order Form, it has obtained a commitment from the Holding Company or an independent third party lender to loan it the funds necessary to satisfy its order.

     If a subscriber authorizes the withdrawal from his or her Savings Account, the funds may be withdrawn from the subscriber's Savings Account at any time after receipt of the subscriber's stock order form and will continue to earn interest at the applicable rate for such Savings Account until the Conversion is
completed or terminated.   The withdrawal will be given effect only to the
extent necessary to satisfy the subscription at a price equal to the aggregate Actual Purchase Price of the Conversion Stock sold to the subscriber. The Savings Bank will allow subscribers to purchase shares of Conversion Stock by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement. In that event, the remaining balance will earn interest at the passbook savings rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan.

     A subscriber who is the beneficial owner of a Retirement Account may pay for shares of Conversion Stock subscribed for by authorizing and directing the Savings Bank on the Order Form to roll over the subscriber's Retirement Account to a self-directed Retirement Account at an independent trustee, who shall then be directed to make a withdrawal from such Retirement Account in an amount equal to the Actual Purchase Price of such shares. Such shares shall then become part of the Retirement Account estate.

     All amounts received for the purchase of Conversion Stock in the Subscription Offering and the Community Offering (other than by charge against the Subscriber's account or as provided above) shall be placed in a special escrow account with the Savings Bank. The Savings Bank shall pay interest to the subscriber at the passbook savings rate on such amounts paid to purchase Conversion Stock from the date payment in good funds is received until the Conversion is completed or terminated, as the case may be. The Savings Bank shall deliver all amounts received for the purchase of Conversion Stock in the Subscription Offering and the Community Offering to the Holding Company on the date the Conversion is consummated.

     H.   Undelivered, Defective or Late Order Forms; Insufficient Payment

     If an Order Form in the Subscription or Community Offering (a) is not delivered and is returned by the United States Postal Service (or the Savings Bank is unable to locate the addressee); (b) is not received by the Savings Bank or is received by the Savings Bank after the date specified for receipt therein;
(c) is defectively completed or executed; (d) is not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscriber's Savings Account is insufficient to cover the amount of such required payment pursuant to a withdrawal authorization); (e) is not accompanied by immediately available funds, or (f) is submitted by or on behalf of a Person whose representations the Directors of the Holding Company and the Savings Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan, the Subscription Rights and other rights to purchase of the person to whom such rights have been granted will be deemed waived and will not be honored. The Savings Bank may, but will not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares by such date as the Savings Bank may specify. Subscription orders, once tendered, cannot be revoked. The Savings Bank's interpretation of the terms and conditions of this Plan and acceptability of the Order Forms will be final.

     I.   Members in Non-Qualified States or in Foreign Countries

     The Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Conversion Stock reside. However, the Holding Company shall not elect to offer or sell shares of Conversion Stock or Subscription Rights under the Plan of Conversion in a foreign country, and may elect not to offer or sell shares of Conversion Stock or Subscription Rights in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under this Plan reside or (ii) if the Holding Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company, the Savings Bank or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Conversion Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

     J.   Acquisition of Capital Stock of the Converted Savings Bank

     One half of the net proceeds from the sale of the Conversion Stock (after such net proceeds are reduced by the amount of any loan made by the Holding Company to the ESOP), will be used by the Holding Company to purchase all of the outstanding capital stock of the Converted Savings Bank.

VII. CONVERTED SAVINGS BANK AMENDED CHARTER AND BYLAWS; HOLDING COMPANY ARTICLES OF INCORPORATION

     As part of the Conversion and this Plan, the Amended Charter and new bylaws of the Converted Savings Bank will be adopted to authorize the Converted Savings Bank to operate as a federal capital stock savings bank under the name Citizens Bank, FSB. A copy of the Amended Charter and new bylaws is available upon request. By approving the Plan, the Members will thereby approve the Amended Charter and new bylaws. Accordingly, the Amended Charter and new bylaws may be amended in the same manner as the Plan pursuant to Article XIII.

      A copy of the Articles of Incorporation of the Holding Company are available from the Savings Bank upon request.

VIII. CONSUMMATION OF CONVERSION

      After approval of the Plan by the Members, completion of the issuance and sale of the Conversion Stock, and provided the Amended Charter and new bylaws have been filed with and approved by the OTS, the Conversion will become effective. The effective time of such Conversion will be the date of completion of such issuance and sale unless a later date is specified by the Savings Bank. The Conversion shall constitute a change of form of organization of the Savings Bank and shall not impair or affect any contracts, rights, liabilities, obligations, interest and relations of whatever kind of the Savings Bank.

      The Conversion of the Savings Bank from a federal-chartered mutual savings bank to a federal-chartered capital stock savings bank shall be deemed to be an extension of the corporate existence of the Savings Bank, and all property of the Savings Bank including all its rights, title and interest in and to all property of whatever kind, whether real, personal or mixed, and things in action, and every right, privilege, interest and asset of any conceivable value or benefit then existing, belonging or pertaining to it, or which would inure to it, shall immediately by act of law and without any conveyance or transfer, and without any further act or deed, be vested in and become the property of the Converted Savings Bank, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the Savings Bank, and the Converted Savings Bank shall succeed to all the rights, obligations and relations of the Savings Bank.

IX.   REGISTRATION AND MARKET MAKING

     Promptly following the Conversion, the Conversion Stock will be registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended. In connection with the registration, the Holding Company hereby undertakes not to deregister such stock for a period of three years thereafter.

     The Holding Company will use its best efforts to encourage and assist a Market Maker to establish and maintain a market for the shares of the Conversion Stock. The Holding Company will also use its best efforts to list the Conversion Stock on a national or regional securities exchange or on the National Association of Securities Dealers Inc. Automated Quotation System.

X.   STATUS OF SAVINGS ACCOUNTS AND LOANS SUBSEQUENT TO CONVERSION

     All Savings Accounts will retain the same status after Conversion as these accounts had prior to Conversion. Each Savings Account holder shall retain, without payment, a Savings Account or Accounts in the Converted Savings Bank, equal in amount to the withdrawable value of such account holder's Savings Account or Accounts in the Savings Bank prior to Conversion. All Savings Accounts will continue to be insured by the SAIF of the FDIC up to the applicable limits of insurance coverage. All loans shall retain the same status after Conversion as such loans had prior to Conversion.

XI.  LIQUIDATION ACCOUNT

     After the Conversion, holders of Savings Accounts and borrowers will not have voting rights in the Converted Savings Bank and will not be entitled to share in the residual assets after liquidation of the Converted Savings Bank. However, pursuant to the Regulations, the Savings Bank shall, at the time of Conversion, establish a Liquidation Account on the records of the Converted Savings Bank in an amount equal to its net worth as of the latest practicable date prior to the Conversion. The function of the Liquidation Account is to establish a priority on liquidation and, except as provided in Article VI.E.2 above, the existence of the Liquidation Account shall not operate to restrict the use or applications of any of the net worth, regulatory capital or other accounts of the Converted Savings Bank.

     The Liquidation Account shall be maintained by the Converted Saving Bank subsequent to Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as applicable) who maintain Savings Accounts in the Converted Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the Liquidation Account balance (the "subaccount balance").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the total opening balance in the Liquidation Account by a fraction, of which the numerator is the amount of the Qualifying Deposits in the related Savings Account on the Eligibility Record Date or the Supplemental Eligibility Record Date (as applicable) and of which the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders (as applicable) on such dates. For Savings Accounts in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Savings Accounts on such record dates. Each such initial subaccount balance in the Liquidation Account shall never be increased, but shall be subject to downward adjustment as provided below.

     If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date (as applicable) is less than the lesser of (a) the deposit balance in such Savings Account at the close of business on any previous annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, or (b) the amount of the Qualifying Deposit in such Savings Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. The Converted Savings Bank shall not be required to recompute the Liquidation Account and subaccount balances provided the Converted Savings Bank maintains records sufficient to make necessary computations in the event of a complete liquidation or such other events as may require a computation of the balance of the Liquidation Account. The subaccount balance of a Savings Account holder shall be maintained for as long as the Savings Account holder maintains an account with the same social security number with the Converted Savings Bank.

      In the event of a complete liquidation of the Converted Savings Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, as applicable, shall be entitled to receive a liquidation distribution from the Liquidation Account in the amount of the then current adjusted subaccount balances for Savings Accounts then held, after the payment of creditors of the Converted Savings Bank, including deposit account holders, but before any liquidation distribution may be made to the Converted Savings Bank's stockholders. No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar combination or transaction with or by another SAIF-insured institution shall be considered to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

XII.  MANAGEMENT

      Each member of the Board of Directors of the Savings Bank at the time of the Conversion will thereupon become a director of the Converted Savings Bank. The Savings Bank or the Holding Company have entered or will enter into contracts of employment with selected executives; the Savings Bank intends to adopt and approve the ESOP; and, subject to approval of the stockholders of the Holding Company, the Holding Company intends to approve and adopt stock option plans for employees and directors of the Holding Company and/or the Savings Bank and a management recognition plan providing for the issuance of restricted stock of the Holding Company to certain employees and directors of the Holding Company and/or the Savings Bank.

XIII. AMENDMENT OR TERMINATION OF PLAN

      If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members by a two-thirds vote of the Board of Directors of the Savings Bank. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Board of Directors of the Savings Bank, but only with the concurrence of the OTS.

      In the event that mandatory new regulations pertaining to conversions are adopted by the OTS or FDIC prior to the completion of the Conversion, the Plan will be amended as provided above to conform to the new mandatory regulations without a re-solicitation of proxies or another Special Meeting. In the event that new conversion regulations adopted by the OTS or FDIC prior to completion of the Conversion contain optional provisions, the Plan may be amended as provided above to utilize such optional provisions without a re-solicitation of proxies or another Special Meeting.

      The Plan may be terminated by a two-thirds vote of the Board of Directors of the Savings Bank at any time prior to the Special Meeting, and at any time following such Special Meeting with the concurrence of the OTS. The Plan shall terminate automatically if the sale of all shares of Conversion Stock required to be sold is not completed within 24 months of the date of the Special Meeting.

      By adoption of the Plan, the Members authorize the Board of Directors of the Savings Bank to amend or terminate the Plan under the circumstances set forth above.

XIV.  EXPENSES OF THE CONVERSION

      The Savings Bank will use its best efforts to assure that expenses incurred in connection with the Conversion shall be reasonable.

XV.   PROHIBITION ON EXTENSIONS OF CREDIT

      The Savings Bank, the Holding Company or any subsidiary of either of them may not knowingly loan funds or otherwise extend credit to any Person to purchase shares of Conversion Stock.

XVI.  STOCK BENEFIT PLANS

      The Holding Company and the Savings Bank may make scheduled discretionary contributions to the ESOP or any other tax-qualified or non-qualified employee stock benefit plan established by the Savings Bank or Holding Company for the benefit of the Directors, Executive Officers and employees, provided such contributions do not cause the Savings Bank to fail to meet its regulatory requirements.

XVII. RESTRICTIONS ON ACQUISITION OF CONVERTED BANK

      Regulations of the OTS limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Converted Bank or the Holding Company. In addition, consistent with the regulations of the OTS, the charter of the Converted Bank shall provide that for a period of five years following completion of the Conversion: (i) no Person

(i.e., no individual, group acting in concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Bank's equity securities. Shares beneficially owned in violation of this charter provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. This limitation shall not apply to any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Bank, provided that the offer or acquisition is made more than one year following the date of completion of the Conversion; (ii) shareholders shall not be permitted to cumulate their votes for elections of directors; and (iii) special meetings of the shareholders relating to change sin control or amendment of the charter may only be called by the Board of Directors.